                                                                      EXHIBIT 12

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                Statements of Ratio of Earnings to Fixed Charges
                                 ($ in millions)

                                                      Twelve Months                       Twelve Months
                                                   Ended September 30,                  Ended December 31,
                                                   -------------------   -----------------------------------------------
                                                    2004       2003      2003      2002       2001      2000       1999
                                                   -------     -----     -----     -----      -----     -----      -----
CONSOLIDATED INCOME (LOSS) FROM CONTINUING
OPERATIONS BEFORE INCOME TAXES:                      626.8     744.4     727.8     662.3      453.7     455.9      529.6

ADJUSTMENTS:
     Distributed (Undistributed) equity income           -         -       0.1      (2.5)       2.2      (5.5)      (5.8)
     Fixed charges *                                 100.3     101.7      91.6     124.4      165.9     190.5      181.7
                                                     -----     -----     -----     -----      -----     -----      -----
Earnings available                                   727.1     846.1     819.5     784.2      621.8     640.9      705.5

*FIXED CHARGES:
     Interest on long-term and short-term debt        94.9      95.6      85.8     117.9      161.4     172.0      167.5
     Portion of rentals representing interest          5.4       6.1       5.8       6.5        4.5      18.5       14.2
                                                     -----     -----     -----     -----      -----     -----      -----
Total Fixed Charges                                  100.3     101.7      91.6     124.4      165.9     190.5      181.7

RATIO OF EARNINGS TO FIXED CHARGES                    7.25      8.32      8.95      6.30       3.75      3.36       3.88
                                                     =====     =====     =====     =====      =====     =====      =====
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Prior periods have been restated to reflect discontinued operations.